EXHIBIT 23

ACCOUNTANTS' CONSENT

The Board of Directors
Sunrise Medical Inc.:

We consent to incorporation by reference in Registration Statement No. 333- 44911 on Form S-4, Statement No. 33-88216 on Form S-8, Statement, No. 333-50047 on Form S-8, Statement No. 33-82842 on Form S-8 and Statement No. 33-39887 on Form S-8 of Sunrise Medical Inc. of our report dated August 13, 1999, except as to Note 7 which is as of September 30, 1999, relating to the consolidated balance sheets of Sunrise Medical Inc. and subsidiaries as of July 2, 1999 and July 3, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended July 2, 1999, and related schedule, which report appears in the July 2, 1999 annual report on Form 10-K of Sunrise Medical Inc.

/s/ KPMG LLP

San Diego, California
October 14, 1999